EXHIBIT 23-CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-52764) pertaining to the Regions Financial Corporation Supplemental 401(k) Plan of our report dated June 21, 2002, with respect to the financial statements and schedule of the Regions Financial Corporation Supplemental 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Birmingham, Alabama June 24, 2002